NEWS RELEASE	220 Liberty Street Warsaw, NY 14569

For Additional Information:
Karl F. Krebs
Executive VP & CFO
Phone: 585.786.1125
Email: KFKrebs@fiiwarsaw.com

FINANCIAL INSTITUTIONS
ANNOUNCES THE CLOSING OF ITS PUBLIC OFFERING

WARSAW, N.Y., March 15, 2011 — Financial Institutions, Inc. (the “Company”) (Nasdaq: FISI), the parent company of Five Star Bank, announced today the closing of its previously announced underwritten public offering of 2,813,475 shares of its common stock at a price of $16.35 per share, for net proceeds, after underwriting discount and estimated expenses, of approximately $43.0 million. The number of shares sold includes 366,975 shares purchased by the underwriters pursuant to their over-allotment option, which was exercised in full.

The Company expects to use a portion of the net proceeds for the repurchase of the remaining outstanding shares of its Series A Fixed Rate Cumulative Perpetual Preferred Stock and to repurchase the related warrant to purchase shares of the Company’s common stock issued to the U.S. Department of the Treasury (the “Treasury”). The remaining net proceeds will be used for general working capital purposes. There can be no assurance that the Treasury will approve the Company’s applications to repurchase the preferred stock or the warrant, or that an acceptable price for repurchasing the warrant can be agreed upon.

Keefe, Bruyette & Woods, Inc. acted as sole book-running manager for the offering and Janney Montgomery Scott acted as co-manager for the offering. In connection with this offering, Harter Secrest & Emery LLP, Rochester, New York acted as legal counsel to the Company, and SNR Denton US LLP, New York, New York acted as legal counsel to the underwriters.

The shares will be issued pursuant to a prospectus supplement filed as part of an existing shelf registration statement filed with the U.S. Securities and Exchange Commission (“SEC”). Prospective investors should read the prospectus in that registration statement, the prospectus supplement and other documents incorporated by reference that the Company has filed with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. A prospectus supplement and the prospectus relating to the offering may be obtained from Keefe, Bruyette & Woods, Inc., Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559.

This news release does not constitute an offer to sell or solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Financial Institutions, Inc.

With over $2.2 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The consolidated entity employs over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, fluctuations in the fair value of securities in the investment portfolio, and general economic and credit market conditions nationally and regionally. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise these statements following the date of this press release.